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                                                                      EXHIBIT 2

                              CONSULTING AGREEMENT


         AGREEMENT made as of July 24, 1998, between SALEX HOLDING CORPORATION, a Delaware corporation with an address at 50 Laser Court, Hauppauge, New York (the "Company"), and BETTY SUN, an individual having an address at 765 Hillcrest Place, North Woodmere, New York (the "Consultant").


                              W I T N E S S E T H:


         WHEREAS, the Consultant has provided and continues to provide the Company with valuable consulting services; and

         WHEREAS, the Company desires to compensate the Consultant for such consulting services and engage the Consultant to provide future consulting services to the Company, and the Consultant is willing to provide such services to the Company, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the parties agree as follows:

         1. Scope of Work. The Company acknowledges that the Consultant has, beginning in January 1997, provided valuable consulting services to the Company, including, but not limited to, preventing hostile takeovers of the Company, engaging competent professionals and eliminating the threat of a going concern qualification to the Company's financial statements. The Company hereby further engages the Consultant for the furnishing of additional services in connection with the operation of the business conducted by the Company. The Consultant shall provide the Company with consulting services as may be reasonably requested by the Company in connection with the marketing, sales and support of the Company's business.

         2. Consideration and Payment. As consideration for the consulting services provided by the Consultant to the Company prior to the date hereof, the Company is issuing to the Consultant simultaneously herewith a Promissory Note in the amount of $126,000 in the form annexed hereto as Exhibit A. Payment shall be made by way of an offset against any amounts payable by the Consultant to the Company pursuant to the Promissory Note dated the date hereof made by the Consultant in favor of the Company annexed hereto as Exhibit B. In addition, the Company has agreed to extend the consultant's engagement for a period of three
(3) years from the date hereof and agrees to pay the Consultant a fee of $7,000 per month. The Company shall also pay the Consultant for all


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reasonable and documented expenses incurred by the Consultant in the performance of her duties hereunder.

         3. Termination. This Agreement shall terminate upon the earlier of the third anniversary of the date hereof or the closing of a Transaction (as defined herein), unless assumed by a successor in interest following a Transaction. A "Transaction" as used herein shall mean a merger, consolidation, reorganization, financing, or sale or transfer of all or substantially all of the stock or assets of the Company, or similar commercial transaction entered into by the Company. The Company shall have no right to terminate this Agreement or suspend or terminate payments, except for cause and only after written notice of such cause has been given by the Company to the Consultant and Consultant has had thirty (30) days to cure same. If the cause has not been cured within said thirty (30) days, Company shall be entitled to terminate this Agreement. "Cause" as used herein shall mean gross incompetence, habitual intoxication, habitual drug usage, gross insubordination, gross negligence, violations of material proper and lawful express directions or any material proper and lawful express rules or regulations established by Company in writing and provided to Consultant regarding the conduct of its business, or material violations by Consultant of the terms and conditions of this Agreement, in which event, Company shall have no further obligations or liabilities hereunder after the date of such termination, except for amounts previously owed to Consultant that have not been paid as of such date.

         4. Independent Contractor. In all matters relating to this Agreement, the Consultant shall be acting as an independent contractor and as such the Company shall not deduct any withholdings from the amounts paid to the Consultant. The Consultant is not an employee of the Company under the meaning or application of any federal or state unemployment or insurance laws or workers' compensation laws, or otherwise.

         5.       Confidential Information; Authorized Disclosure.

         5(a) The Consultant recognizes and acknowledges that (i) all plans, systems, methods, designs, programs, procedures, books and records relating to the operations, practices and personnel of the Company, and of any subsidiary or affiliate of the Company (whether instituted or commenced prior or subsequent to the date hereof); and (ii) all other records, documents and information concerning the Company's or any of its subsidiaries' or affiliates' business activities, practices and procedures, as there may exist from time to time, constitute and will constitute valuable, special and unique assets of the Company's and of any such subsidiary's or affiliate's business. The Consultant therefore covenants and agrees that the Consultant will not, at any time, without the prior written consent of the Board of Directors of the Company or a person authorized thereby, publish or disclose to any third party or use for the Consultant's own benefits or advantage, or make


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available for others to use, any part of such confidential information which was disclosed to the Consultant as a result of the Consultant's performance of this Agreement with the Company, to the extent such information has theretofore remained confidential (except for unauthorized disclosures) and except as otherwise ordered or requested by a court of competent jurisdiction or any governmental or regulatory authority.

         5(b) The Consultant acknowledges that the restrictions contained in this Section 5 are reasonable and necessary, in view of the nature of the Company's and its subsidiaries and affiliates' business, in order to protect the legitimate interests of the Company and its subsidiaries and affiliates, and that any violation thereof would result in irreparable injury to the Company and its subsidiaries and affiliates. The Consultant agrees, therefore, that in the event of a breach of threatened breach by the Consultant of the provisions of this Section 5, the Company or any of its subsidiaries or affiliates shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining the Consultant from disclosing or using any such confidential information.

         5(c) Nothing herein shall be construed as prohibiting the Company or its subsidiaries or affiliates from pursuing any other remedies available to them or any of them for such breach or threatened breach, including recovery of damages from the Consultant.

         5(d) If, at the time of enforcement of this Section 5, a court shall hold that the duration, scope or area of restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area then reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

         5(e) Notwithstanding anything contained in this Agreement to the contrary, the terms, covenants and restrictions contained in this Section 5 shall not be applicable to any activity engaged by the Consultant with respect to the solicitation, negotiation, planning or entering into of a Transaction, from time to time, and whether or not a Transaction is consummated.

         6. Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

         7. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or


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delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section). Any notice or other communication delivered shall be deemed given on the date of delivery and any notice or other communication given by certified mail shall be deemed given as at the fifth business day following the date of mailing.

         8. Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term of any other term of this Agreement. Any waiver must be in writing.

         9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without given effect to the rules governing the conflicts of law.

         10. Headings. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                         COMPANY:

                                         SALEX HOLDING CORPORATION

                                         By: /s/ Andrew Lunetta
                                             ---------------------------------
                                             Name:  Andrew Lunetta
Sworn to before me                           Title:  Treasurer
this 24th day of July ,1998.
                                         CONSULTANT:

/s/ Lorraine Costea
----------------------------             /s/ Betty Sun
                                         ------------------------------------
                                         Betty Sun


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